Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated November 5, 2009, on the consolidated financial statements of Gold Entertainment Group, Inc. for the years ended January 31, 2009 and 2008, included herein on the registration statement of Gold Entertainment Group, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.
SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 1, 2010